EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-8261	(310) 208-2550

CERADYNE, INC. RECEIVES $70 MILLION CERAMIC BODY ARMOR ORDER

Costa Mesa, Calif.—January 20, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced the receipt of an order for its lightweight ceramic body armor in the amount of $70 million from the U. S. Army. This particular contract is for new designs developed to protect the side areas of a soldier’s torso when used in conjunction with Ceradyne’s ceramic body armor plates. Ceradyne anticipates it will commence shipments this month with order completion late in second quarter 2006.

Joel Moskowitz, Ceradyne Chief Executive Officer, commented: “We are very pleased to receive this ‘urgent and compelling’ order which, no doubt, will save American lives. We continue to invest in expanding our Lexington, Kentucky, ceramic manufacturing facility in order to meet these immediate requirements of the U. S. Army.”

Moskowitz further commented: “On January 12, 2006 the U. S. Army issued a Presolicitation Notice regarding a significant proposed 5-year requirement for side plate protection. It is anticipated that the government will issue orders against their 5-year requirement early in 2006, with initial deliveries starting in third quarter 2006.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s supplemental prospectuses, dated December 13, 2005, as filed with the U.S. Securities and Exchange Commission, and the documents included or incorporated by reference therein.

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